Exhibit 10.2
AMENDED AND RESTATED
SEADRILL LIMITED
2022 MANAGEMENT INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AWARD AGREEMENT (this “Agreement”), made effective as of the           day of                   , 20         (the “Grant Date”) by Seadrill Limited, an exempted company incorporated and existing under the laws of Bermuda (the “Company”) evidences the performance-based Restricted Stock Units (as defined in the Plan) awarded hereunder to                     (“Participant”), subject to Participant signing and returning the signature page hereto to the Company, and sets forth the restrictions, terms and conditions that apply thereto. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings set forth in the Plan.
W I T N E S S E T H
WHEREAS, the Committee acting under the Amended and Restated Seadrill Limited 2022 Management Incentive Plan, as may be amended (the “Plan”), has determined that it is desirable to award performance-based Restricted Stock Units to Participant pursuant to the Plan; and
WHEREAS, pursuant to the Plan, the Committee has determined that the performance-based Restricted Stock Units so awarded shall be subject to the restrictions, terms and conditions set forth in this Agreement;
NOW, THEREFORE, subject to the terms of this Agreement, the award of performance-based Restricted Stock Units is hereby granted to Participant as follows:
1.Performance-Based Restricted Stock Unit Award.
(a)Number of Shares. On the terms and conditions and subject to the restrictions, including forfeiture to or acquisition for no further consideration by the Company, hereinafter set forth, the Company hereby awards                     Restricted Stock Units (the “Awarded Restricted Stock Units”) to Participant pursuant to the Plan. The Awarded Restricted Stock Units set forth in this Section 1 represents the number of Shares that may be earned and vest pursuant to this Agreement if the Performance Goals set forth on Schedule I, attached hereto, are achieved at 100% payout; however, the actual number of Shares that may be earned and vest pursuant to this Agreement will vary based upon the extent to which the Committee determines the Performance Goals are achieved during the Performance Period (as defined below) in accordance with Schedule I and subject to the provisions of this Agreement.
(b)Performance Goals. The Awarded Restricted Stock Units may be earned, if at all, based on the Company’s Total Shareholder Return (“TSR”) over the period beginning on                  , 20         and ending                  , 20         (the “Performance Period”) and Cumulative Free Cash Flow over the Performance Period (each of the Company’s TSR

and Cumulative Free Cash Flow a “Performance Goal” and collectively the “Performance Goals” and                  , 20        , the “end of the Performance Period”), as described in Schedule I. Sixty percent (60%) of the Awarded Restricted Stock Units may be earned, if at all, based on the Company’s TSR over the Performance Period (the “TSR Awarded Restricted Stock Units”) and forty percent (40%) of the Awarded Restricted Stock Units may be earned, if at all, based on the Company’s Cumulative Free Cash Flow over the Performance Period (the “Cumulative Free Cash Flow Awarded Restricted Stock Units”). The Cumulative Free Cash Flow Awarded Restricted Stock Units may be earned in three “Tranches,” as described in Schedule I. The Awarded Restricted Stock Units are being awarded to Participant without the payment of any cash consideration by Participant, except that payment of the aggregate par value in respect of any Shares delivered hereunder may be required by the Committee or pursuant to procedures of the Committee in respect of the allotment and issuance, transfer or delivery of such Shares.
2.Vesting and Forfeiture. The number of Awarded Restricted Stock Units, if any, that are earned shall be determined by the Committee based on the level of achievement of the Performance Goals set forth on Schedule I, which determination shall be made by the Committee as soon as practicable and, in any event, with respect to the Cumulative Free Cash Flow Awarded Restricted Stock Units, within 60 days following the end of each Annual Measurement Period (as defined in Schedule I), and with respect to the TSR Awarded Restricted Stock Units, within 60 days following the end of the Performance Period. Unless otherwise determined by the Committee and except as otherwise provided in Section 3 or Section 4 of this Agreement, such number of Awarded Restricted Stock Units so earned, if any, shall vest subject to the Participant remaining continuously employed by the Company or a Subsidiary of the Company from the Grant Date through the last day of the Performance Period. Unless otherwise determined by the Committee and except as otherwise provided in Section 3 or Section 4 of this Agreement, any Awarded Restricted Stock Units that have not already vested in accordance with this Section 2 shall be forfeited by Participant upon the termination of Participant’s employment with the Company or a Subsidiary of the Company. For purposes of this Agreement, transfers of employment without interruption of service between or among the Company and a Subsidiary of the Company shall not be considered a termination of employment.
3.Acceleration of Vesting.
(a)Notwithstanding Section 2 of this Agreement, and except as provided in Section 4, if Participant’s employment with the Company or a Subsidiary of the Company terminates after the first anniversary of the Grant Date and prior to the end of the Performance Period pursuant to a Qualifying Termination Event (as defined below), the Awarded Restricted Stock Units will be treated as set forth in Section 3(b) and Section 3(c), as applicable. “Qualifying Termination Events” means a termination of Participant’s employment with the Company or a Subsidiary of the Company:
i) by reason of Participant’s death,
ii) by reason of Participant’s Disability,

iii)by reason of the Company’s termination of Participant’s employment other than for Cause, or
iv)by reason of Participant’s resignation of Participant’s employment for Good Reason.
(b)TSR Awarded Restricted Stock Units. If Participant’s employment with the Company or a Subsidiary of the Company terminates after the first anniversary of the Grant Date and prior to the end of the Performance Period pursuant to a Qualifying Termination Event, a Pro-Rata Portion (as defined in this Section 3(b)) of the TSR Awarded Restricted Stock Units will remain outstanding until the end of the Performance Period and thereafter such Pro Rata Portion shall become vested in accordance with Section 2 as if the Participant had remained employed through the last day of the Performance Period. For purposes of this Section 3(b), the “Pro Rata Portion” shall be equal to the product of “A” multiplied by “B,” where “A” equals the number of TSR Awarded Restricted Stock Units determined by the Committee to have been earned based on the level of achievement of the TSR Performance Goals set forth on Schedule I, and “B” is a fraction, the numerator of which is the number of full months the Participant worked during the Performance Period through the date of Participant’s termination of employment, and the denominator of which is 36.
(c)Cumulative Free Cash Flow Awarded Restricted Stock Units. If Participant’s employment with the Company or a Subsidiary of the Company terminates after the first anniversary of the Grant Date and prior to the end of the Performance Period pursuant to a Qualifying Termination Event:
i)Any Tranche of Cumulative Free Cash Flow Awarded Restricted Stock Units for which the Annual Measurement Period has ended prior to the Qualifying Termination Event will become vested in connection with the Participant’s Qualifying Termination Event, subject to Section 3(d).
ii)A Pro Rata Portion (as defined in this Section 3(c)(ii)) of the Tranche of Awarded Restricted Stock Units for the Annual Measurement Period in which the Qualifying Termination Event occurs will remain outstanding until the end of such Annual Measurement Period and thereafter such Pro Rata Portion of such Tranche shall become vested in connection with the Committee’s determination of the achievement of the Annual Free Cash Flow Performance Goal for such Annual Measurement Period, subject to Section 3(d). For purposes of this Section 3(c)(ii), the “Pro Rata Portion” shall be equal to the product of “A” multiplied by “B,” where “A” equals the number of Cumulative Free Cash Flow Awarded Restricted Stock Units determined by the Committee to have been earned with respect to such Tranche based on the level of achievement of the Cumulative Free Cash Flow Performance Goals for such Annual Measurement Period set forth on Schedule I, and “B” is a fraction, the numerator of which is the number of full months the Participant worked during the Annual Measurement Period in which the Qualifying Termination Event occurred through the date of Participant’s termination of employment, and the denominator of which is 12.

iii)Any Tranche for which the Annual Measurement Period has not commenced at the time of the Qualifying Termination Event shall be forfeited.
(d)Awarded Restricted Stock Units shall be eligible to become earned and vested pursuant to this Section 3 only upon Participant’s (or Participant’s legal representative’s, heir’s, legatee’s or distributee’s, as applicable) timely execution of a general release of claims no later than 45 days following such Qualifying Termination Event in a form satisfactory to the Company and, if applicable, Participant’s (or Participant’s legal representative’s, heir’s, legatee’s or distributee’s, as applicable) failure to revoke such execution or signature in accordance with the terms of such release (any such period to execute and revoke such release of claims, the “Consideration Period”).
(e)For purposes of this Agreement, “Good Reason” shall have the meaning assigned such term or analogous term in the employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary of the Company, and if Participant is not a party to an employment, severance or similar agreement with the Company or a Subsidiary of the Company in which such term is defined, “Good Reason” means Participant’s termination of Participant’s employment as a result of (i) a material adverse change in Participant’s title, authority, duties or responsibilities other than (1) temporarily in the event of physical or mental incapacitation, (2) as required by applicable law or regulatory requirements, or (3) due to any such change made in the ordinary course of business that is due to an internal restructuring of employees and their corresponding titles, authorities, duties, and/or responsibilities (which exception (3) shall apply prior to a Change in Control only); (ii) a material reduction in Participant’s base salary or target annual bonus, if applicable, except to the extent that the base salaries or target annual bonuses of all other similarly situated employees of the Company are similarly reduced; (iii) a relocation of Participant’s principal office to a location that is in excess of fifty (50) miles from its location as of the Grant Date; or (iv) any material breach of this Agreement by the Company. Notwithstanding the foregoing, no termination of employment by Participant shall constitute a termination for “Good Reason” unless (A) Participant gives the Company notice of the existence of an event described in clause (i), (ii), (iii) or (iv) above, within sixty (60) days following the occurrence thereof, (B) the Company does not remedy such event described in clause (i), (ii), (iii) or (iv) above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (A), and (C) Participant terminates employment within five (5) days of the end of the cure period specified in clause (B), above.
(f)For the avoidance of doubt, all Awarded Restricted Stock Units that do not vest in accordance with this Section 3 or Section 4 shall be forfeited by Participant upon the termination of Participant’s employment with the Company or a Subsidiary of the Company during the Performance Period or the expiration of the Consideration Period, if applicable. All Awarded Restricted Stock Units shall be forfeited by Participant upon the termination of Participant’s employment by the Company for Cause and any Shares issued to the Participant pursuant to such Award would be acquired by the Company for no consideration.

4.Change in Control.
(a)Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control, the Performance Goals of any Awarded Restricted Stock Units for which the level of achievement has not previously been determined as of immediately prior to the Change in Control shall be deemed met at the greater of (i) 100% payout/target level or (ii) actual performance, as determined by the Committee (in effect immediately prior to the consummation of the Change in Control).
(b)Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control in which the Awarded Restricted Stock Units as so scored in accordance with Section 4(a) above are not continued or assumed, substituted or replaced with an award with respect to cash or shares of the acquiror or surviving entity in such Change in Control, in each case, with substantially equivalent terms and value as the Awarded Restricted Stock Units as so scored (“Assumed”), such Awarded Restricted Stock Units as so scored shall vest immediately prior to the Change in Control.
(c)In the event of a Change in Control in which the Awarded Restricted Stock Units as so scored in accordance with Section 4(a) above are Assumed, such Awarded Restricted Stock Units as so scored shall not vest immediately prior to the Change in Control and shall remain subject to the terms and conditions of this Agreement, provided, that, notwithstanding Section 3, if Participant’s employment with the Company or a Subsidiary of the Company terminates pursuant to a Qualifying Termination Event within the 12-month period beginning on the Change in Control and ending at the end of the first anniversary of the Change in Control, any such Awarded Restricted Stock Units as so scored shall become vested subject to Participant’s (or Participant’s legal representative’s, heir’s, legatee’s or distributee’s, as applicable) timely execution of a general release of claims no later than 45 days following such Qualifying Termination Event in a form satisfactory to the Company and, if applicable, Participant’s (or Participant’s legal representative’s, heir’s, legatee’s or distributee’s, as applicable) failure to revoke such execution or signature in accordance with the terms of such release during the Consideration Period. If the Consideration Period spans two calendar years, then, subject to such execution and non-revocation of the release, any such Awarded Restricted Stock Units as so scored shall become vested and be settled in the second calendar year.
5.Allotment and Issuance of Shares. As soon as practicable following the end of the Performance Period (or, the applicable vesting date described in Section 3 or Section 4 of this Agreement, if applicable), but in any event no later than 70 days following such date, the Company shall either (a) settle in cash the Awarded Restricted Stock Units that are earned and in which Participant vests or (b) allot and issue or transfer to Participant one Share in settlement of any such Awarded Restricted Stock Units and, in each case, in full satisfaction of such Awarded Restricted Stock Units. The determination of whether the Awarded Restricted Stock Units that are earned and become vested shall be settled in cash or in Shares shall be made at the sole discretion of the Committee.

6.No Rights as Shareholder. Except as provided in Section 7, Participant shall have no rights as a shareholder of the Company, including, without limitation, voting rights or the right to receive dividends and distributions as a shareholder, with respect to the Shares subject to the Awarded Restricted Stock Units, unless and until and to the extent such Shares are allotted and issued or transferred to Participant as provided herein.
7.Dividend Equivalents. In connection with the Awarded Restricted Stock Units the Company hereby awards to Participant Dividend Equivalents with respect to any cash dividends payable with respect to the Shares. Such cash Dividend Equivalents shall be payable at the same time, and shall be subject to the same conditions (including the Performance Goals), that are applicable to the Awarded Restricted Stock Units, and shall be payable in cash at the same time of settlement of the underlying Awarded Restricted Stock Unit that ultimately vest. Accordingly, the right to receive such cash Dividend Equivalent payments shall be forfeited to the extent that the Awarded Restricted Stock Units do not vest, are forfeited, are acquired by the Company or are otherwise cancelled pursuant to this Agreement.
8.Arrangements and Procedures Regarding Withholding Taxes.
(a)Participant shall make arrangements satisfactory to the Committee for the payment of taxes and social security obligations of any kind that are required by law to be withheld with respect to the Awarded Restricted Stock Units or the Dividend Equivalents awarded under this Agreement, including, without limitation, taxes applicable to (i) the awarding of the Awarded Restricted Stock Units or the payment of cash or allotment and issuance or transfer of Shares in settlement thereof, or (ii) the awarding of the Dividend Equivalents or the payments made with respect thereto.
(b)Unless and until the Committee shall determine otherwise and provide notice to Participant in accordance with Section 8(c), any obligation of Participant under Section 8(a) that arises with respect to the payment of cash or allotment and issuance, transfer or delivery of Shares in settlement of Awarded Restricted Stock Units that have become vested may be satisfied, in accordance with procedures adopted by the Committee, by (i) Participant’s forfeiture or surrender of the right to require the Company to allot and issue, transfer or deliver Shares subject to such Awarded Restricted Stock Units, (ii) causing such Awarded Restricted Stock Units to be settled partly in cash or (iii) otherwise reducing the number of Shares to be issued and/or reacquiring a portion of such Shares. In the case of Shares as to which the right to require allotment and issuance, transfer or delivery is forfeited or surrendered pursuant to clause (i) and Shares not issued or reacquired pursuant to clause (iii) such Shares or rights shall be valued at the Fair Market Value (of such Shares or the Shares to which such rights relate, as the case may be) as of the date on which the taxable event that gives rise to the withholding requirement occurs.
(c)The Committee may determine, after the Grant Date and on notice to Participant, to authorize one or more arrangements (in addition to or in lieu of the arrangement described in Section 8(b)) satisfactory to the Committee for Participant to satisfy the obligation of Participant under Section 8(a).

(d)If Participant does not, for whatever reason, satisfy the obligation of Participant under Section 8(a), then the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to Participant the amount required to satisfy the obligation of Participant under such Section 8(a).
9.Restrictive Covenants. Without limiting any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which Participant may be a party, Participant shall be subject to the confidentiality and restrictive covenants set forth in this Section 9.
(a)Non-Competition. Participant shall not, for the duration of Participant’s employment and for the six-month period following the termination of Participant’s employment, be employed in, or carry on for Participant’s own account or for any other person, or provide advisory services to (whether directly or indirectly), or be a director of any company, business or venture, which is, or is about to be in competition with the Company, or is likely to result in the intentional or unintentional disclosure or use of Confidential Information by Participant in order for Participant to properly discharge Participant’s duties.
(b)Non-Solicitation. Participant shall not, for the duration of Participant’s employment and for the six-month period following the termination of Participant’s employment (either on Participant’s own behalf or for or with any other person), whether directly or indirectly, (i) solicit or entice or endeavor to solicit or entice any Employee to leave such Employee’s employment with or cease such Employee’s directorship or consultancy with the Company or a Subsidiary of the Company, whether or not that person would breach any obligations owed to the Company or any Subsidiary of the Company by so doing or offer employment or any contract for services to or employ or engage any Employee, or (ii) in respect of any Goods or Services, solicit, facilitate the solicitation of, or canvass the custom or business of any Customer solicit, facilitate the solicitation of, or canvas the custom or business of any Prospective Customer.
(c)Non-Interference. Participant shall not, for the duration of Participant’s employment and for the six-month period following the termination of Participant’s employment, (either on Participant’s own behalf or for or with any other person), whether directly or indirectly, (i) in regards to any Customer or Prospective Customer, (A) deal with or supply any Customer, or (B) deal with or supply any Prospective Customer; or (ii) in regards to any Supplier, (A) deal with or accept the supply of any goods or services from any Supplier where such supply is likely to be to the detriment of any Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Company or, where the value of the Company’s arrangement with the Supplier is diminished; or (B) solicit, facilitate the solicitation of, or canvass the supply of any goods or services from any Supplier where such supply is likely to be to the detriment of any Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Company, or where the value of the Company’s arrangement with the Supplier is diminished.

(d)Confidential Information. Participant shall not (except in the proper performance of Participant’s duties) use or disclose to any person, company or other organization (and shall use every reasonable endeavor to prevent the publication or disclosure of) any of the trade secrets or confidential information of the Company or any Subsidiary of the Company. This restriction shall continue to apply after the termination of Participant’s employment but will not apply to information or knowledge which may come into the public domain other than through unauthorized disclosure, or any use or disclosure authorized by the Board or required by law. For purposes of this Section 9(c), “trade secrets” and “confidential information” will include but not be limited to: (i) information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or serve of the Company; (ii) secret formulae, processes, inventions, designed, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or services of the Company; (iii) lists or details or customers, potential customers or suppliers of the arrangements made with any customer or supplier of the Company; (iv) any information in respect of which the Company owes an obligation of confidentiality to any third party (provided that with respect to such third party Participant knows or reasonably should have known that the third party provided it to the Company on a confidential basis); (v) information and details of and concerning the engagement, employment and termination of employment of Participant and any other personnel; (vi) information concerning any litigation proposed, in progress or settled; and, (vii) any other information in whatever form (written, oral, visual and electronic) concerning the confidential affairs of the Company.
(e)Non-Disparagement. During the term of Participant’s employment with the Company or a Subsidiary of the Company and thereafter in perpetuity, Participant shall not, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company or any Subsidiary of the Company, successors, directors or officers. The foregoing shall not be violated by Participant’s truthful responses to legal process or inquiry by a governmental authority.
(f)Definitions. For purposes of this Section 9:
i)“Company” shall mean, for purposes of this Section 9 only, the Company and any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which Participant worked or had responsibility at the time of termination of Participant’s employment and at any time during the twelve (12) month period prior to such termination.
ii)“Confidential Information” shall have the meaning given to trade secrets and confidential information in Section 9(d).
iii)“Customer” shall mean any person who at any time during the 12 months immediately preceding the termination of Participant’s employment was a customer of the Company with whom Participant had material dealings or in relation to whom he acquired confidential information.
iv)“Employee” shall mean any individual who is employed or engaged by the Company, or any person who, during the 12 months immediately preceding the termination of Participant’s employment, is or was employed or engaged by the Company.
v)“Goods and/or Services” shall mean any goods and/or services competitive with those supplied by the Company at any time during the 12 months immediately preceding the termination of Participant’s employment and in relation to which Participant was materially involved or concerned or for which Participant was directly responsible during that time.
vi)“Prospective Customer” shall mean any person who was at any time during the 12 months immediately preceding the termination of Participant’s employment engaged in negotiations, with which Participant was personally involved, with the Company with a view to obtaining Goods and/or Services from the Company or in relation to whom Participant has acquired Confidential Information.
vii)“Supplier” shall mean any person with whom Participant had material dealings at any time during the 12 months immediately preceding the termination of Participant’s employment and who during that period supplied goods or services to the Company on terms other than those available to another purchaser in the market during that period, whether by reason of exclusivity (either de facto or contractually obliged), price or otherwise.
10.Forfeiture Events. Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the Awarded Restricted Stock Units, under the Awarded Restricted Stock Units, including the right to any cash or Shares acquired upon the vesting of the Awarded Restricted Stock Units or proceeds from the disposition thereof are subject to any clawback or recoupment policy of the Company. In addition, if Participant (i) is terminated for Cause (or, within one year following Participant’s termination other than for Cause, the Committee determines that the Company had grounds to terminate the Participant for Cause) or (ii) violates any restrictive covenants to which Participant is subject, whether set forth in this Agreement or elsewhere, the Committee, in its sole discretion, may require Participant to surrender and return to the Company all or any cash or sell or transfer to the Company (for no further consideration) Shares received in connection with the vesting of the Awarded Restricted Stock Units, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by Participant on the sale of such Shares.
11.Non-Assignability. This Agreement is not assignable or transferable by Participant. No right or interest of Participant under this Agreement or the Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law, either in such form as is acceptable to the committee), and no such right or interest shall be liable for or subject to any debt, obligation or liability of Participant.
12.Plan Provisions. The Awarded Restricted Stock Units and the Dividend Equivalents subject to this Agreement shall be governed by and subject to all applicable provisions of the Plan. This Agreement is subject to the Plan, and the Plan shall govern where there is any inconsistency between the Plan and this Agreement.
13.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof, except to the extent the laws of the State of Delaware     are preempted by federal law of the United States or by the laws of England.
14.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
15.Prior Communications; Amendment. This Agreement, together with any Schedules and Exhibits and any other writings referred to herein or delivered pursuant hereto, evidences the Award granted hereunder, which shall be subject to the restrictions, terms and conditions hereof, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. To the fullest extent provided by applicable law, this Agreement may only be amended, modified and supplemented in accordance with the applicable terms and conditions set forth in the Plan.
16.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if directed in the manner specified below, to the parties at the following addresses and numbers:
(a)If to the Company, when delivered by hand or mail (registered or certified mail with postage prepaid) to:
Seadrill Management Limited,
11025 Equity Drive
Suite 150
Houston, Texas 77041
Attention: General Counsel

(b)If to Participant, when delivered by hand or mail (registered or certified mail with postage prepaid) to:
The last known address and number for Participant as maintained in the personnel records of the Company.
For purposes of this Section 16, the Company shall provide Participant with written notice of any change of the Company’s address, and Participant shall be responsible for providing the Company with proper notice of any change of Participant’s address pursuant to the Company’s personnel policies, and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.
17.Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects the restrictions, terms and conditions set forth in this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
18.Description Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.
19.Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
20.References. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.”
21.Unfunded Awards. The awards made under this Agreement are unfunded and unsecured obligations and rights to provide or receive compensation in accordance with the provisions hereof, and to the extent that Participant acquires a right to receive compensation from the Company or a Subsidiary of the Company pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company or such affiliate.
22.Compliance with Code Section 409A. The compensation payable to or with respect to Participant pursuant to the Awarded Restricted Stock Units is intended to be compensation that is exempt from Code Section 409A or, to the extent subject to Code Section 409A, compliant with Code Section 409A or not subject to the tax imposed by Code Section 409A, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has signed and delivered this Agreement as of the date first above written.
Seadrill Limited

By:
[Name]
[Title]

Acknowledged, Agreed and Accepted:

[Participant]

SCHEDULE I
AMENDED AND RESTATED
SEADRILL LIMITED
2022 MANAGEMENT INCENTIVE PLAN
PERFORMANCE GOALS AND PERFORMANCE PERIOD
FOR AWARD OF PERFORMANCE-BASED RESTRICTED STOCK UNITS

TSR Performance Goals
The number of TSR Awarded Restricted Stock Units that may be earned will be based on the Company’s relative TSR (“Relative TSR”), as modified by the Company’s absolute TSR (“Absolute TSR”), in each case, over the Performance Period, as set forth below.
The target number of TSR Awarded Restricted Stock Units that may be earned based on Relative TSR, as modified by Absolute TSR, is referred to herein as the “Target TSR Payout”.
Initially Earned TSR Restricted Stock Units Based on Relative TSR
The number of TSR Awarded Restricted Stock Units that initially may be earned (the “Initially Earned TSR Restricted Stock Units”) will be based on Relative TSR over the Performance Period, as follows:

Relative TSR Percentile Ranking	Initially Earned TSR Restricted Stock Units (as % of Target TSR Payout)
<25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
≥75th Percentile	200%

In each case, if Relative TSR is earned at a percentile ranking that is between two adjacent percentile rankings, the Initially Earned TSR Restricted Stock Units shall be determined by straight line interpolation between such percentile rankings.

Modification Based on Absolute TSR
The final number of TSR Award Restricted Stock Units that may be earned (the “TSR Payout”) will be determined by multiplying the Initially Earned TSR Restricted Stock Units by the applicable multiplier set forth below based on Absolute TSR over the Performance Period:

Absolute TSR	Multiplier
≥15%	1.25x
0%	1.00x
<0%	0.75x

If Absolute TSR is earned at a percentage that is between 0% and 15%, the multiplier shall be determined by straight line interpolation between such percentages. For clarity, if Absolute TSR is earned at a percentage that (a) is less than 0%, the multiplier shall be 0.75x, regardless of the extent to which such earned percentage is less than 0%, or (b) exceeds 15%, the multiplier shall be 1.25x, regardless of the extent to which such earned percentage exceeds 15%.
Notwithstanding the foregoing:
•If Absolute TSR over the Performance Period is earned at a percentage that is less than 0%, the TSR Payout shall be capped at the Target TSR Payout.

•In no event shall the TSR Payout exceed 200% of the Target TSR Payout.

For clarity, if Relative TSR over the Performance Period is earned at less than the 25th percentile, the TSR Payout shall be zero, regardless of the Absolute TSR that is earned over the Performance Period.
All determinations as to the achievement of Relative TSR, Absolute TSR, the Initially Earned TSR Restricted Stock Units and the TSR Payout shall be made by the Committee in its sole discretion and such determinations shall be final and binding.
Absolute TSR
Absolute TSR shall be determined based on the following formula and shall be expressed as a percentage:

Where:

“Beginning Average Share Price” means the volume weighted average price of a Share for the first 20 trading days of the Performance Period (including the first day of the Performance Period);

“Dividends” means all dividends paid to a shareholder of record with respect to one Share during the Performance Period; and

“Ending Average Share Price” means the volume weighted average price of a Share for the last 20 trading days of the Performance Period (including the last day of the Performance Period).

Relative TSR
The results of the Absolute TSR for each of the companies in the Peer Group (for the avoidance of doubt, excluding the Company) will be ranked from highest to lowest Absolute TSR (rounded, if necessary, to one-tenth of a percentage point by application of regular rounding) and Absolute TSR will be compared to such ranking to determine Relative TSR.
The Peer Group shall include the following companies:
    [Peer Group]

Where the effect of changes to the Peer Group shall be as follows:
•If a company in the Peer Group is acquired and ceases to have its primary common equity security listed or traded prior to the end of the Performance Period, such company will be omitted from Peer Group.
•If a company in the Peer Group is forced to delist from the securities exchange upon which it was traded due to low stock price or other reasons or files for bankruptcy, such company shall be included in the Peer Group but will be ranked last.
Cumulative Free Cash Flow Performance Goals
The number of Cumulative Free Cash Flow Awarded Restricted Stock Units that may be earned will be based on the Company’s Cumulative Free Cash Flow over the Performance Period, as set forth below.
The Company’s Cumulative Free Cash Flow will be measured over three individual Annual Measurement Periods, with one-third (1/3) of the Cumulative Free Cash Flow Awarded Restricted Stock Units being eligible to be earned based on the extent to which the Company’s

Annual Free Cash Flow for such Annual Measurement Period is achieved for such Annual Measurement Period (each, a “Tranche”), where:
“Annual Free Cash Flow” means, for the applicable Annual Measurement Period, adjusted EBITDA; less capital expenditures and payments on vendor-financed capital expenditures; less cash taxes; less net cash interest; less, asset retirement obligations; plus proceeds from sale of property, plant, and equipment; plus or minus gains (or losses and tax payments) associated with any disposition or disposal of assets whether by sale, trade or exchange; plus or minus gains (or losses and tax payments) associated with any acquisition, divestiture, recapitalization or other corporate transaction; plus or minus the positive (or negative) effects of exchange rate changes on cash and cash equivalents; plus or minus the net increase (or decrease) in working capital; plus or minus a positive (or negative) adjustment to reflect mobilization costs and mobilization revenue on a cash basis; plus dividends received from investments in associated companies; and also reflecting such other adjustments as the Committee deems appropriate; and
“Annual Measurement Period” means each of:
•The 20         Annual Measurement Period: The period beginning on                 , 20         and ending on                 , 20        ;
•The 20         Annual Measurement Period: The period beginning on                 , 20         and ending on                 , 20        ;
•The 20         Annual Measurement Period: The period beginning on                 , 20         and ending on                 , 20        ;
The number of Cumulative Free Cash Flow Awarded Restricted Stock Units that may become vested will be equal to the sum of (1) the Cumulative Free Cash Flow Awarded Restricted Stock Units earned with respect to the 20         Annual Measurement Period Tranche, plus the Cumulative Free Cash Flow Awarded Restricted Stock Units earned with respect to the 20         Annual Measurement Period Tranche, plus (3) the Cumulative Free Cash Flow Awarded Restricted Stock Units earned with respect to the 20         Annual Measurement Period Tranche.
The Company’s Annual Free Cash Flow for each Annual Measurement Period shall be compared to the Company’s annual budget for Annual Free Cash Flow for the applicable Annual Measurement Period and the number of Free Cash Flow Awarded Restricted Stock Units earned with respect to the applicable Tranche shall be based on the below.

	Performance Achievement %	Payout %
Threshold	85%	50%
Target	100%	100%
Maximum	125%	200%

In each case, if an Annual Free Cash Flow Performance Goal is earned at an amount that is at a point between two adjacent performance levels, the level at which the Annual Free Cash Flow Performance Goal shall be earned and the number of Cumulative Free Cash flow Awarded Restricted Stock Units that are earned with respect to the applicable Tranche shall be determined by straight line interpolation between such points. All determinations as to the achievement of the Annual Free Cash Flow Performance Goal and the number of Cumulative Free Cash Flow Award Restricted Stock Units that are earned with respect to the applicable Tranche shall be made by the Committee in its sole discretion and such determinations shall be final and binding.